EXHIBIT 99.01

News Release Contacts: AllianceBernstein Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Contacts: W.P. Stewart & Co., Ltd. IRINFO@wpstewart.com 888.695.4092 (toll-free within the U.S.) 212.750.8585 (outside the U.S.)

ALLIANCEBERNSTEIN L.P. AND W.P. STEWART & CO., LTD. ANNOUNCE DEFINITIVE AGREEMENT FOR ALLIANCEBERNSTEIN TO ACQUIRE W.P. STEWART

New York, August 15, 2013 — AllianceBernstein L.P. (AllianceBernstein) (NYSE: AB) and W.P. Stewart & Co., Ltd. (W.P. Stewart) (Pink Sheets: WPSL), announced today that the two firms have entered into a definitive agreement whereby AllianceBernstein, a global investment management firm with $444 billion in assets under management, will acquire W.P. Stewart, an equity investment manager that currently manages $2 billion in U.S., Global and EAFE concentrated growth equity strategies for institutional and retail clients, primarily in the U.S. and Europe. Upon completion of the acquisition, W.P. Stewart’s investment services will be added to AllianceBernstein’s equity offering. W.P. Stewart’s team of seasoned investment managers will remain in place and continue to manage their investment services as they do today. At the same time, they will gain access to AllianceBernstein’s broad global reach and research team, and benefit from extensive access to corporate management.

“I’m excited to be adding W.P. Stewart’s complementary concentrated growth equity services and strong bench of talent to our equity platform,” said Peter S. Kraus, Chairman and Chief Executive Officer of AllianceBernstein. “While our equity business is well‐positioned to deliver in many areas, we also understand that our clients want more options, particularly in concentrated strategies that can help improve alpha generation potential within their portfolios. W.P. Stewart has an impressive track record as concentrated growth managers and brings a unique set of capabilities to our existing equity platform that position us even better to serve our clients.”

James T. Tierney, Jr., Chief Investment Officer of W.P. Stewart, added: "In joining AllianceBernstein, we can remain focused on building and managing concentrated equity portfolios, yet at the same time leverage the firm’s exceptional research, corporate access and global presence. We’ve chosen a partner that shares our unwavering client focus, and enables us to take our differentiated investment approach and strong performance to the type of broad client base that only a global firm like AllianceBernstein can provide.”

To help ensure a smooth transition, founding partner William P. Stewart, an esteemed investor with nearly 60 years of industry experience, will stay on through the earlier of the end of this year or the close of the transaction, at which point he will retire from the firm.

At the closing of the transaction, AllianceBernstein will pay W.P. Stewart shareholders $12 per share in cash and will issue to W.P. Stewart shareholders transferable contingent value rights entitling the holders to an additional cash payment of $4 per share if the assets under management in the acquired W.P. Stewart investment services reach $5 billion on or before the third anniversary of the closing. W.P. Stewart currently has approximately 5 million shares outstanding. The closing is expected to occur in approximately four to six months and is subject to customary closing conditions, including W.P. Stewart shareholder approval and requirements relating to retention of assets under management and cash.

www.alliancebernstein.com
1 of 2

In connection with the proposed transaction, AllianceBernstein will file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a prospectus of AllianceBernstein relating to the contingent value rights and a proxy statement of W.P. Stewart, as well as other relevant documents concerning the proposed transaction. Shareholders of W.P. Stewart are urged to read the Registration Statement and the prospectus and proxy statement when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the prospectus and the proxy statement may be obtained at the SEC's website (http://www.sec.gov) after they are filed. When they are available, you will also be able to obtain these documents, free of charge, from AllianceBernstein at www.alliancebernstein.com under the tab "About Us," and then under the heading "Investor & Media Relations," and then under "Reports and SEC Filings."  Copies of the prospectus and the proxy statement can also be obtained, free of charge, by directing a request to AllianceBernstein Investor Relations, in writing, by email or by phone, at 1345 Avenue of the Americas, New York, NY 10105; tel: 212-969-2416; email: ir@alliancebernstein.com. This press release is not an offer to sell or the solicitation of an offer to buy the contingent value rights, or a solicitation of proxies from W.P. Stewart stockholders in favor of the proposed transaction.

AllianceBernstein, W.P. Stewart and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information about the directors and executive officers of AllianceBernstein is set forth in its Annual Report on Form 10-K for the 2012 fiscal year, which was filed with the SEC on February 12, 2013. Investors may obtain additional information regarding the interests of the participants in the solicitation by reading the proxy statement regarding the proposed transaction (once available).

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At June 30, 2013, AllianceBernstein Holding L.P. owned approximately 38.1% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.3% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

About W.P. Stewart

W.P. Stewart is an asset management company that has provided research-intensive equity management services to clients throughout the world since 1975. W.P. Stewart is headquartered in New York, New York and has additional operations or affiliates in Europe and Asia.

For more information, please visit W.P. Stewart’s website at http://www.wpstewart.com, or call W.P. Stewart Investor Relations at 1-888-695-4092 (toll-free within the United States) or 1-212-750-8585 (outside the United States) or e-mail to IRINFO@wpstewart.com.

www.alliancebernstein.com

2 of 2